FORM 51-101F3
REPORT OF
MANAGEMENT AND DIRECTORS
ON OIL AND GAS DISCLOSURE

This is the form referred to in item 3 of section 2.1 of National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities ("NI 51-101"). This form does not apply in British Columbia.

Report of Management and Directors
on Reserves Data and Other Information

Management of Camflo International Inc. (the "Company") are responsible for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which consist of the following:

(a)

 (i) proved and proved plus probable oil and gas reserves estimated as at December 31, 2003 using forecast prices and costs; and

(ii) the related estimated future net revenue; and

(b)

(i) proved oil and gas reserves estimated as at December 31, 2003 using constant prices and costs; and

(ii) the related estimated future net revenue.

An independent qualified reserves evaluator has evaluated the Company’s reserves data. The report of the independent qualified reserves evaluator  was filed with securities regulatory authorities on June 16, 2004.

The board of directors of the Company has

(a) reviewed the Company’s procedures for providing information to the independent qualified reserves evaluator;

(b) met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

(c) reviewed the reserves data with management and the independent  qualified reserves evaluator .

The  board of directors has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The board of directors has approved

(a)

the content and filing with securities regulatory authorities of the reserves data and other oil and gas information;

(b)

 the filing of the report of the independent qualified reserves evaluator on the reserves data; and

(c)

the content and filing of this report.

Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

"Thomas Doyle"

Thomas Doyle, President and CEO

"Alan Crawford"

Alan Crawford, CFO

"Greg Burnett"

Greg Burnett, director

"Jack McManus"

Jack McManus, director

July 13, 2004